UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Berryessa            Donald                  Oliver
---------------------- ----------------------- --------------------------------
   (Last)               (First)                 (Middle)


   6008 Ashley Court
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                                    (Street)

   Pleasanton             CA                      94588
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

AMERICAN CHAMPION ENTERTAINMENT, INC. (Nasdaq SmallCap Market - "ACEI")

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October 1999
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5. If Amendment, Date of Original (Month/Year)






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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)
   Former Director and Officer resigned June 30, 1999
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                  4. Securities Acquired (A)  5. Amount of  6. Owner-
                                                     or Disposed of (D)       Securities    ship Form:
                                    3. Transac-      (Instr. 3, 4 and 5)      Beneficially  Direct    7. Nature
                        2. Transac-    tion Code  --------------------------  Owned at End  (D) or    of Indirec
                         tion Date  (Instr. 8)               (A)              of Month      Indirect  Beneficial
1. Title of Security    (Month/Day  -------------            or               (Instr. 3     (I)       Ownership
(Instr. 3)                 Year)    Code      V     Amount   (D)    Price     and 4)        (Instr. 4)(Instr. 4)
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/01/99     S      V      20,000   D      $0.500                     D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/05/99     S      V       5,000   D      $0.500                     D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/06/99     S      V       5,000   D      $0.469                     D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/07/99     S      V       5,000   D      $0.469                     D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/08/99     S      V       5,000   D      $0.469                     D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------
Common Stock              10/12/99     S      V      10,000   D      $0.438       115,200       D
----------------------- ----------- ------- ----- ---------- ---- ----------  ------------  --------- ----------

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* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly



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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================


                       2.
                       Conver-                       5.
                       sion                          Number of
                       or                            Derivative
                       Exer-                         Securities
                       cise     3.                   Acquired (A)
                       Price    Trans-   4.          or Disposed
1.                     of       action   Transac-    of (D)
Title of               Deriv-   Date     tion Code   (Instr. 3,
Derivative             ative    (Month/  (Instr. 8)  4 and 5)
Security               Secur-   Day/     ----------- ---------------
(Instr. 3)             ity      Year)    Code    V    (A)     (D)
---------------------- -------- -------- ------ ---- ----- ---------
---------------------- -------- -------- ------ ---- ----- ---------
---------------------- -------- -------- ------ ---- ----- ---------
-------------------------------------------------------------------

                                                    9.       10.
                                                    Number   Owner-
                                                    of       ship
                                                    Deriv-   Form of
                     7.                             ative    Deriv-   11.
                     Title and Amount               Secur-   ative    Nature
 6.                  of Underlying        8.        ities    Secur-   of
 Date                Securities           Price     Bene-    ity:     In-
 Exercisable and     (Instr. 3 and 4)     of        ficially Direct   direct
 Expiration Date    --------------------  Deriv-    Owned    (D) or   Bene-
 (Month/Day/Year)               Amount    ative     at End   In-      ficial
 -------------------             or        Secur-    of       direct   Owner-
 Date     Expira-               Number    ity       Month    (I)      ship
 Exer-    tion                  of        (Instr.   (Instr.  (Instr.  (Instr.
 cisable  Date       Title      Shares    5)        4)       4)       4)
--------- --------- ----------- -------- --------- -------- -------- --------
--------- --------- ----------- -------- --------- -------- -------- --------
--------- --------- ----------- -------- --------- -------- -------- --------
--------- --------- ----------- -------- --------- -------- -------- --------


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           /s/ Don Berryessa                             November 9, 1999
------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.